FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                        FILE NUMBER 333-61413



       ELEVENTH PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 24, 1998

                                4,185,124 SHARES

                                   LYCOS, INC.

                                  COMMON STOCK



This Eleventh Prospectus Supplement (the "Eleventh Prospectus Supplement") supplements the Prospectus dated August 24, 1998 (the "Prospectus"), the
Prospectus Supplement dated September 15, 1998 (the "First Prospectus Supplement"), the Second Prospectus Supplement dated October 28, 1998 (the "Second Prospectus Supplement"), the Third Prospectus Supplement dated November 12, 1998 (the "Third Prospectus Supplement"), the Fourth Prospectus Supplement dated November 18, 1998 (the "Fourth Prospectus Supplement"), the Fifth
Prospectus Supplement dated November 19, 1998 (the "Fifth Prospectus Supplement"), the Sixth Prospectus Supplement dated December 1, 1998 (the "Sixth Prospectus Supplement"), the Seventh Prospectus Supplement dated December 2, 1998 (the "Seventh Prospectus Supplement"), the Eighth Prospectus Supplement dated December 4, 1998 (the "Eighth Prospectus Supplement"), the Ninth Supplement dated December 21, 1998 (the "Ninth Prospectus Supplement") and the Tenth Prospectus Supplement dated December 28, 1998 (the "Tenth Prospectus Supplement") of Lycos, Inc. ("Lycos" or the "Company") relating to the public offering, which is not being underwritten, and sale of up to 4,185,124 shares of Common Stock, par value $0.01 per share (the "Shares") of the Company, which may be offered and sold from time to time by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. The Shares were originally issued or reserved for issuance by the Company in connection with the Company's acquisition of WhoWhere? Inc., a California corporation, by and through a merger of a wholly-owned subsidiary of Lycos, What Acquisition Corp., with and into WhoWhere? Inc. (the "Acquisition"). The "Selling Stockholders" Section of the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement and the Tenth Prospectus Supplement are hereby supplemented to reflect the gift made by Robert M. Bass to (i) The Rockefeller University in the amount of 18,000 Shares; (ii) Yale University in the amount of 107,000 Shares; and (iii) Stanford University in the amount of 101,010 Shares after the date of the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third


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Prospectus Supplement,  the Fourth Prospectus  Supplement,  the Fifth Prospectus
Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement and the Tenth Prospectus Supplement. This Eleventh Prospectus Supplement should be read in conjunction with the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement and the Tenth Prospectus Supplement, and is qualified by reference to the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement and the Tenth Prospectus Supplement, except to the extent that the information herein contained supersedes the information contained in
the  Prospectus,   the  First  Prospectus  Supplement,   the  Second  Prospectus
Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement and the Tenth Prospectus Supplement. Capitalized terms used in this Eleventh Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

       THE DATE OF THIS ELEVENTH PROSPECTUS SUPPLEMENT IS JANUARY 14, 1999

                              SELLING STOCKHOLDERS

         On January 12, 1999, two hundred twenty-six thousand ten (226,010) of the Shares beneficially owned by Robert M. Bass reflected in the Prospectus and the supplements thereto were gifted to the following entities in the indicated amounts: (i) The Rockefeller University in the amount of 18,000 Shares; (ii) Yale University in the amount of 107,000 Shares; and (iii) Stanford University in the amount of 101,010 Shares. The table of Selling Stockholders in the Prospectus and the supplements thereto are hereby amended to reflect such gifts and supplemented to specifically include Shares received in such gifts.

HWD:  380075-1